Exhibit 99.1

To:	Holders of Edgio, Inc. (f/k/a Limelight Networks, Inc.)

3.50% Convertible Senior Notes due 2025

And

U.S. Bank Trust Company, National Association

Attention: M. Ambriz-Reyes (Limelight Networks, Inc.)

Re:	Edgio, Inc. (f/k/a Limelight Networks, Inc.) Notice of

Make-Whole Fundamental Change and Make-Whole

Effective	Date Resulting in a Temporary Increase in the
Conversion	Rate (CUSIP No. 53261MAB0)

Reference is hereby made to the Indenture, dated as of July 27, 2020 (the “Indenture”), between Edgio, Inc. (f/k/a Limelight Networks, Inc.) a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), relating to the Company’s 3.50% Convertible Senior Notes due 2025 (CUSIP No. 53261MAB0) (the “Notes”). Capitalized terms used but not defined in this notice shall have the meanings ascribed to such terms in the Indenture. A copy of the Indenture was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission (the “SEC”) on July 27, 2020.

On October 20, 2023, the Company announced that it has received approval from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) to transfer the listing of its shares from the Nasdaq Global Select Market to the Nasdaq Capital Market (the “Transfer”). This Transfer is effective as of the opening of business on October 20, 2023. This notice is being provided in accordance with Section 5.01(C)(i)(3) of the Indenture.

NOTICE OF MAKE-WHOLE FUNDAMENTAL CHANGE AND MAKE-WHOLE EFFECTIVE DATE RESULTING IN A TEMPORARY INCREASE IN THE CONVERSION RATE

In accordance with Section 5.01(C)(i)(3)(b) and Section 5.07 of the Indenture, notice is hereby given that the consummation of the Transfer constitutes a Make-Whole Fundamental Change under the terms of the Indenture, and that October 20, 2023, the date of the consummation of the Transfer, constitutes a Make-Whole Fundamental Change Effective Date under the terms of the Indenture resulting in the Notes becoming convertible as well as a temporary increase in the Conversion Rate applicable to the Notes.

The Conversion Rate in effect on October 19, 2023 was 117.2367 shares of Common Stock per $1,000 principal amount of Notes. The Conversion Rate applicable to Notes that are surrendered for conversion from October 20, 2023, the first public announcement of the consummation of the Transfer, and ending at 5:00 p.m., New York City time, on the business day immediately preceding the related Fundamental Change Repurchase Date (the “Make-Whole Fundamental Change Conversion Period”), will be increased pursuant to Section 5.07 of the Indenture. The Fundamental Change Repurchase Date is a date specified by the Company that is not less than 20 business days and not more than 35 business days after the date the Company delivers the Fundamental Change Notice to the Holders. The Company will deliver the Fundamental Change Notice to the Holders no later than November 17, 2023. The increase in the Conversion Rate during the Make-Whole Conversion Period is determined based on the Make-Whole Effective Date, in accordance with Section 5.07 of the Indenture. Because the price per share of our Common Stock was less than $6.69 on the Make-Whole Fundamental Change Effective Date, the Conversion Rate applicable to Notes surrendered during the Make-Whole Conversion Period is not increased and remains 117.2367 shares of Common Stock per $1,000 principal amount of Notes, .

Upon termination of the Make-Whole Fundamental Change Conversion Period, the Conversion Rate will decrease to the Conversion Rate in effect immediately prior to the Make-Whole Fundamental Change Conversion Period. Accordingly, any Holder that fails to convert its Notes during the Make-Whole Fundamental Change Conversion Period will lose its right to receive the increased Conversion Rate.

As a result of the Transfer, Holders will also have the right, at the option of the Holders, to require the Company to repurchase for cash all or any portion that is an integral multiple of $1,000 in principal amount of their Notes on the Fundamental Change Repurchase Date in accordance with and subject to the satisfaction of the Holders of the requirements set forth in the Indenture, at a repurchase price equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest thereon, including Additional Interest, if any, to, but excluding, the Fundamental Change Repurchase Date. No Notes will be, or are required to be, purchased prior to the Fundamental Change Repurchase Date. Details of such repurchase will be delivered to Holders pursuant to a Fundamental Change Notice on or before the 20th calendar day after October 20, 2023. This notice is not the Fundamental Change Notice.

Please refer to the Indenture for a more complete description of the increase in the Conversion Rate applicable in connection with the Make-Whole Fundamental Change.

CONVERSION PROCEDURES

A Holder may convert a portion of a Note, but only if that portion is an integral multiple of $1,000 in principal amount.

The Trustee has informed the Company that, as of the date of this Notice, The Depository Trust Company (the “Depository”) is the sole registered Holder of the Notes, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and there are no certificated Notes in non-global form. To convert a beneficial interest in a Note that is a Global Security, the Holder must, in addition to complying with any other rules and procedures of the Depository, cause there to be delivered, by book-entry transfer to the Conversion Agent through the facilities of the Depository in accordance with the Applicable Procedures of the Depository, the interest in the Global Security to be converted, accompanied by:

•	a duly signed and completed conversion notice, in the form attached to the Indenture, which once delivered, shall be irrevocable;

•	appropriate endorsements and transfer documents if required by the Conversion Agent;

•	payment of any tax or duty, in accordance with Section 5.02 of the Indenture; and

•	payment of any interest (including Additional Interest, if any) payable on the Notes in accordance with Section 5.02(D) of the Indenture (see “Interest Payments” below).

The Company will deliver the Conversion Consideration to a Holder pursuant to the terms of the Indenture.

Interest Payments

Pursuant to Section 5.03(D) of the Indenture, upon conversion, a Holder will not receive any separate cash payment or adjustment for accrued and unpaid interest, including Additional Interest, if any.

Edgio, Inc.

October 27, 2023